Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated effective as of March 15, 2022 (the “Effective Date”), by and between BBQ Holdings, Inc., a Minnesota corporation (the “Company”), and Jeffery Crivello, an individual with a primary address at 235 Walnut St., Libertyville, IL 60048 (“Executive”).

WHEREAS, Executive wishes to continue to be employed by the Company and the Company desires to continue to employ Executive as its Chief Executive Officer (the “CEO”) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto hereby agree as follows:

1.Employment; Employment Term.  Upon the terms and conditions hereinafter set forth, the Company hereby agrees to retain the services of Executive and Executive hereby accepts such employment and agrees to faithfully and diligently serve as the CEO of the Company in accordance with this Agreement, commencing on the Effective Date and, unless terminated earlier pursuant to Section 6 of this Agreement, continuing until the close of business on the three (3) year anniversary of the Effective Date (the “Employment Term”).
2.Duties.
(a)Services.  During the Employment Term, Executive agrees to serve as CEO of the Company and shall render his duties as CEO in a manner that is consistent with Executive’s position within the Company and as directed by the board of directors of the Company (the “Board”).  Executive shall perform duties generally typical for a chief executive officer of a publicly traded company with extensive franchise operations operating and conducting business in the United States and its territories, Canada, Abu Dhabi and such other countries as the Company may conduct operations and do business in during the Employment Term.  In addition to his duties as CEO, if requested by the Board, Executive agrees to serve as an elected/appointed officer and director of the Company and/or of any subsidiary of the Company and Executive shall serve in such capacities without additional compensation.
(b)Certain Obligations.  During the Employment Term, Executive (i) shall devote substantially all of his business time and attention to achieve, in accordance with the policies and directives of the Board established from time to time in their sole discretion, the objectives of the Company, (ii) shall be subject to, and comply with, the rules, practices and policies applicable to executive employees, whether reflected in an employee handbook, code of conduct, compliance policy or otherwise, as the same may exist and be amended from time to time, of the Company; and (iii) Executive may (A) have investments in other entities and (B) act as a director for the entities and in the capacities set forth on Exhibit A hereto, or as otherwise approved by the Board; provided that so acting shall not materially interfere with Executive’s duties with the Company.  Executive agrees to own no less than one hundred thousand (100,000) shares of common stock (an amount equal to approximately four (4) times his base salary as of the date of this Agreement) during his employment.
(c)Location.  The Company specifically acknowledges and agrees Executive will maintain his permanent residence in Illinois, and will fulfill his duties as CEO hereunder while based in such location; provided, however, that Executive agrees to report to the Company’s headquarters in Minnetonka, Minnesota when and as required by the Board.
3.Compensation.  For the services rendered herein by Executive, and the promises and covenants made by Executive herein, during the Employment Term the Company shall pay compensation to Executive as follows.
(a)Base Salary.  The Company shall pay to Executive the sum of THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000) as an annual salary (the “Base Salary”), payable in accordance with the normal payroll practices of the Company.
(b)Target Bonus.  Executive shall be eligible to receive an annual discretionary bonus with a target amount of 100% of Base Salary (a “Target Bonus”) achieved by delivering the annual budgeted earnings. In addition, the Compensation Committee at its discretion may award a performance-based bonus which incentivizes the Executive to deliver earnings above target budget.

If the Compensation Committee (the “Committee”) determines that Executive is entitled to a Target Bonus, the Company shall pay Executive at the same time as the other corporate Target Bonuses are paid.

(c)Equity Grants.  Executive shall receive a grant in the amount of 225,000 shares, in addition to any previous unvested grants of the Company’s restricted stock under the 2015 Equity Incentive Plan, as amended (the “Restricted Stock”).  This new grant of Restricted Stock shall vest 75,000 shares on February 23, 2023, 75,000 shares on February 23, 2024 and 75,000 shares on February 23, 2025. All grants of Restricted Stock under this section shall also be subject to the Company’s Restricted Stock Agreement for Employee.
(d)No Additional Compensation.  Except for compensation set forth in this Agreement, Executive shall not receive additional compensation in connection with providing services to or holding executive or directorial office(s) in the Company or any of its subsidiaries unless otherwise agreed to by Executive and the Company, in the Company’s sole discretion.
4.Benefits.
(a)Vacation.  During Employment Term, Executive shall also be eligible to receive paid time off (“PTO”) as outlined in the Company’s PTO program for senior executives of the Company.
(b)Other Benefits.  During the Employment Term, Executive will be eligible to participate in the Company’s benefit plans that are currently and hereafter maintained by the Company and for which he is eligible including, without limitation, group medical, 401k, life insurance and other benefit plans (the “Benefits”).  The Company reserves the right to cancel or change at any time the Benefits that it offers to its employees.
(c)Expenses.  During the Employment Term, Executive shall be reimbursed for reasonable (travel and other) expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.  Executive agrees to provide detailed backup of any expenses and indicate on any submission for reimbursement those expenses that relate to meals and entertainment. Executive will be granted a car allowance of one thousand dollars ($1,000) per month.
5.Non-Disclosure of Information, Assignment of Intellectual Property, and Restrictive Covenants.  Executive acknowledges that the Company is in the business of developing, owning, operating and franchising  restaurants globally, with a focus on the United States and its territories, Canada and Abu Dhabi and any other country where the Company does business, that the Executive has and will develop and assemble extensive “know-how” and trade secrets relating to its business, the business of its franchisees and the business of its suppliers and has developed an extensive relationship with its franchisees, suppliers and customers.  Beginning from the Effective Date and continuing during Executive’s employment with the Company, Executive will have access to such trade secrets and relationships and other proprietary information of the Company.  Executive agrees to protect the Company’s Confidential Information (as defined below) as provided in this Section 5.
(a)Confidential Information.  “Confidential Information” means information regarding the Company not generally known and proprietary to the Company, or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, infomercial sources, media outlets, pricing, processes, formulae, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company or any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Company, or any confidential secret development or research work of the Company, or any other confidential information or proprietary aspects of the business of the Company.  All information which the Executive acquires or becomes acquainted with during his service as a member of the Board and during his employment with the Company, whether developed by the Executive or by others which the Executive has a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information.  Executive also agrees to promptly enter into and remain bound by the Company’s Employee Confidentiality Agreement (the “Employee Confidentiality Agreement”), the Company’s Information Technology and Data Security Policy, as amended from time to time (the “Data Security Policy”), the Company’s Sexual Harassment, Offensive Behavior and Non-Discrimination Policy (the “Harassment and Discrimination Policy”), the Gifts & Prizes Policy (the “Gift Policy”) and any and all other employee policies adopted by the Company from time to time (together with the Data Security Policy, the Harassment and Discrimination Policy and the Gift Policy, the “Company Policies”).

(b)Confidentiality Covenant.  Except as permitted or directed by the Company, the Executive shall not, either while employed by the Company or thereafter, divulge, furnish or make accessible to anyone or use in any way (other than as required in the performance of Executive’s duties as CEO hereunder) any Confidential Information.  The Executive acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such Confidential Information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  Both during and after the Employment Term under this Agreement, Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company.
(c)Assignment of Intellectual Property.  Executive agrees to assign and hereby assigns to the Company (the “Assignment”) any and all rights, improvements and copyrightable or patentable subject matter, know-how, and other intellectual property relating to the Company’s business (or any of its subsidiaries’ businesses) which Executive conceived or developed, or may conceive or develop, either alone or with others, or which otherwise arose or may arise during Executive’s employment with the Company and for a period of eighteen (18) months thereafter (“Assignable Property”).  Executive shall promptly disclose to the Company all Assignable Property.  Executive agrees not to assert any rights against the Company (or any of its subsidiaries) or seek compensation from the Company (or any of its subsidiaries) for the foregoing Assignment or the Company’s (or any of its subsidiaries) use of Assignable Property.  Executive shall promptly disclose to the Company all knowledge that Executive has or obtains regarding Assignable Property and, at the request of the Company, Executive shall, without expense or additional compensation, provide the Company with whatever assistance that the Company may request of Executive including, but not limited to: (i) signing documents to further evidence and perfect an Assignment; (ii) obtaining for the Company patents, trademarks and trademark protection, copyrights and copyright protection, assignment of rights, and protection of trade secrets; and (iii) taking any other action the Company deems appropriate for securing or protecting its rights in Assignable Property or other intellectual property of the Company or its subsidiaries.
(d)Non-Solicitation.  During the Employment Term and for a period of eighteen (18) months thereafter, Executive shall not, whether for his own benefit or that of any other individual, partnership, firm, corporation, or other business organization, directly or indirectly: (i) solicit or attempt to induce any employee of the Company or any of its subsidiaries (an “Employee”) to leave his/her employment with the Company or in any way interfere with the relationship between or among the Company and any Employee; (ii) hire any person who was an Employee at any time during the Employment Term, (iii) induce or attempt to induce any supplier, licensee, franchisee or other business relation of the Company (collectively, the “Partners”) to limit or reduce his, her or its relationship with the Company or (iv) make any negative or disparaging statements or communications regarding the Company, any of its current or former directors, stockholders, officers, Employees or Partners (collectively, “Soliciting”).
(e)Non-Compete.  During the Employment Term and for twelve (12) months following the termination of Executive’s employment with the Company, Executive shall not, whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise (including through Executive’s relationship with PW Partners Capital Management or its affiliates), directly or indirectly manage or control of any person, firm, corporation or business whose business, or a material portion thereof, is the retail sale of barbeque food.  The foregoing covenant shall cover Executive’s activities in the United States and its territories, in Canada, Abu Dhabi and in any other country in which the Company does business during the Employment Term.
(f)Equitable Relief.  In the event of a breach of or threatened breach by Executive of the provisions of this Section 5, the Company shall be entitled to an injunction restraining Executive from violating these covenants.  Any breach or threatened breach of such provisions will cause irreparable injury to the Company and that money damages will not provide an adequate remedy therefor, and Executive hereby consents to the issuance of an injunction and to the ordering of such specific performance in the event the Company seeks injunctive relief and agrees that the Company shall be entitled to recover reasonable costs and attorneys’ fees in connection therewith.  Executive further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief.
(g)Tolling.  In the event of a breach by Executive of any covenant set forth in this Section 5, the period of time applicable to such covenant shall be extended by the duration of any violation by Executive of such covenant.
6.Termination; Severance Payments; Etc.  Employee’s employment may be terminated during the Term as follows:

6.1.By the Company With Cause.  For purposes of this Agreement, “Cause” will mean the occurrence of any of the following, as determined by the Board in its sole discretion:

(a)Employee’s gross neglect or mismanagement of Employee’s duties; or
(b)Conduct by Employee which is (or will be if continued) demonstrably injurious to the Company, monetarily or otherwise; or
(c)Fraud, misappropriation, or embezzlement by the Employee; or
(d)Employee’s conviction of a felony crime, gross misdemeanor, or a crime of moral turpitude; or
(e)Employee’s material breach of this Agreement or the Company’s policies.

The Company, through the Board, may immediately terminate Employee’s employment for Cause by providing written notice of such termination to Employee.  As of the Effective Date of such termination of Employee’s employment by the Company, the Company will be relieved of all obligations and liabilities to Employee under this Agreement.

6.2.By the Company Without Cause.  Employee’s employment may be terminated by the Board without Cause.

6.3.Death.  Should Employee die during the Term, Employee’s employment will immediately terminate; but the Company will pay to Employee’s estate his base salary, plus any commissions, bonuses, expenses, or allowances accrued up to Employee’s death.

6.4.Disability.  Should Employee be unable to perform Employee’s essential duties due to disability, after being provided with any reasonable accommodation the Company may be obligated by law to provide, Employee’s employment may be terminated by the Company.

6.5.By Employee With Good Reason.  For purposes of this Agreement, “Good Reason” means the occurrence of one or more of the following events without the Employee’s prior written consent, provided that the Employee gives notice of Employee’s intent to resign for Good Reason within 30 days of Employee’s discovery of such event:

(a)a material diminution in Employee’s title or duties; or
(b)a material diminution of Employee’s compensation or benefits; or
(c)a failure by the Company to provide Employee any material payments or benefits owed to Employee; or

Employee may terminate Employee’s employment at any time for Good Reason, provided that Employee has provided the Board at least 30 days’ advance written notice stating the specific reason for such resignation and provided that such reason has not been cured by the Company within said notice period.

6.6.By Employee Without Good Reason.  Employee may terminate Employee’s employment at any time without Good Reason, provided that Employee has provided the Board at least 30 days’ written notice.  Even if the Company does not request Employee to continue to render such services during said notice period, Employee will be paid Employee’s base salary, bonuses, expenses, PTO or allowances accrued up to the date of expiration of said notice period.

6.7.Severance Pay Upon Certain Terminations.  In the event that Employee’s employment is terminated by the Company without Cause, for death or disability, non-renewal of the Employment Agreement or by Employee with Good Reason, or in connection with a Change In Control (as defined in the Restricted Stock Agreement of even date), the Company shall, pay Executive the equivalent of twelve (12) months Base Salary, and twelve (12) months Target Bonus (nondiscretionary absolute value). Furthermore, any Restricted Stock, not otherwise vested by their terms, which would have vested within the twelve (12) months following termination shall immediately vest and become unrestricted subject to the conditions set forth in this Section 6.  Company will pay Employee the severance pay due under this Section 6.7 monthly over twelve (12) months, less applicable withholdings and the amount of any debt then owed by Employee to the Company whether or not such debt is then due or payable (the “Severance Amount”).  The Severance Amount does not include any Benefits.

Notwithstanding the foregoing, Employee will only be entitled to receive the Severance Amount, other than in the event of death, if Employee signs a separation agreement at the time of termination in a form prepared by and acceptable to the Company that includes adequate provisions for at least the following: (a) Employee’s general release of any and all legal claims against the Company and all affiliated entities and persons; (b) Employee’s return of all of the Company’s property and data; (c) nondisparagement of the Company and any affiliated entities and persons; (d) confidentiality of terms; and (e) acknowledgement of Employee’s continuing contractual obligations to the Company, including Employee’s continuing confidentiality, non-compete, and invention obligations under this Agreement.

(a)Employee’s gross neglect or mismanagement of Employee’s duties; or.
(b)Transition of Duties.  In the event of a termination of the Executive, Executive shall assist the Company in transitioning his duties to another person or person designated by the Company.
7.Representations.
(a)Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by him in confidence or in trust prior to or outside of his employment by the Company.  Executive hereby represents and warrants that he has not entered into, and will not enter into, any oral or written agreement in conflict herewith.
(b)Executive hereby represents that Executive is not subject to any other agreement that Employee will violate by working with the Company or in the position for which the Company has hired Executive.  Further, Executive represents that no conflict of interest or a breach of Executive’s fiduciary duties will result by working with and performing duties for the Company.
(c)Executive further acknowledges and agrees that he has carefully read this Agreement and that he has asked any questions needed for him to understand the terms, consequences and binding effect of this Agreement and fully understands it and that he has been provided an opportunity to seek the advice of legal counsel of his choice before signing this Agreement.
(d)Executive represents and warrants that he is not currently involved, directly or indirectly, in any litigation as a defendant or as a party subject to any counterclaims, nor is any such litigation threatened against Executive, directly or indirectly.
8.Miscellaneous.
(a)Notices.  All notices, requests, consents and other communications hereunder (i) shall be in writing, (ii) shall be effective upon receipt, and (iii) shall be sufficient if delivered personally, electronically with receipt confirmation, or by mail, in each case addressed as follows:

If to the Company:

To the following members of the Committee of the Board

Peter Haeg — email: peter@farnamstreet.com
Rachel Maga — email: rachel@tenfoursocial.com
Bryan Wolff — email: bryan.wolff@gmail.com

With a copy to:

Lathrop GPM LLP
500 IDS Center
80 South Eighth Street
Minneapolis, MN USA 55402
Attn: Ryan Palmer
Fax: 612-632-4013
Email: Ryan.Palmer@lathropgpm.com

Lathrop GPM LLP
500 IDS Center
80 South Eighth Street
Minneapolis, MN USA 55402
Attn: JC Anderson
Fax: 612-632-3223
Email: JC.Anderson@lathropgpm.com

If to Executive:

To Executive’s most recent residential address or otherwise known by the Company or any other address Executive may provide to the Company in writing or by email to jeffcrivello@gmail.com or such other email address as Executive may provide to the Company in writing.

Either party may change its address or email address or fax number for purposes hereof by giving notice to the other party in accordance with this paragraph.  Any notice given by certified mail, as aforesaid, shall be deemed given on the third (3rd) day after such notice is deposited with the United States Postal Service.  Any notice given by hand, as aforesaid, shall be deemed given when received (against a signed receipt).  Any notice given by overnight delivery service, as aforesaid, shall be deemed given on the first business day following the date when such notice is deposited with such delivery service.  Any notice given by facsimile, as aforesaid, shall be deemed given upon receipt of answerback confirmation.  Any notice given by e-mail, as aforesaid, shall be deemed given upon receipt of notice of delivery.

(b)Entire Agreement.  This Agreement constitute the entire agreement by and between the parties with respect to the subject matter contained herein and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter contained herein.  Notwithstanding the foregoing, Executive shall remain subject to and bound by the Employee Confidentiality Agreement and the Company Policies.
(c)Amendments; Waivers; Etc.  This Agreement may not be altered, amended or modified in any manner, nor may any of its provisions be waived, except by written amendment executed by the parties hereto that specifically states that they intended to alter, amend or modify this Agreement.  No provision of this Agreement may be waived by any party hereto except by written waiver executed by the waiving party that specifically states that it intends to waive a right hereunder.  Any such waiver, alteration, amendment or modification shall be effective only in the specific instance and for the specific purpose for which it was given.  No remedy herein conferred upon or reserved by a party is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Agreement or in connection with this Agreement and now or hereafter existing at law or in equity.
(d)Governing Law and Jurisdiction.  Except as provided otherwise in Section 8(k), this Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota without regard to the principle of the conflict of laws.  Any dispute arising in connection with this Agreement may be adjudicated by binding arbitration pursuant to the rules of the American Arbitration Association, before a single arbitrator in Minneapolis, Minnesota except that the foregoing shall not preclude the Company or Executive from enforcing the award of the arbitrators in a state or Federal Court located in the State of Minnesota, and each of the parties hereto consent to the jurisdiction of such Courts.
(e)Successors and Assigns.  Neither this Agreement nor any rights or obligations hereunder are assignable by Executive.  The Company shall have the right to assign its rights and obligations under this Agreement to any affiliate or successor of the Company.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company (including but not limited to any person or entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company) will be deemed substituted for the Company under the terms of this Agreement for all purposes.
(f)Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT OR WITH ANY ARBITRATOR AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES HERETO ACKNOWLEDGE THAT (I) THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, (II) EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND (III) EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE PARTIES AGREES THAT THE PREVAILING

PARTY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE ENTITLED TO RECOVER ITS REASONABLE FEES AND EXPENSES IN CONNECTION THEREWITH, INCLUDING LEGAL FEES.
(g)Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.
(h)Severability.  Executive acknowledges that the provisions, restrictions and time limitations contained in Section 5 are reasonable and properly required for the adequate protection of the business of the Company and that in the event such restriction or limitation is deemed to be unreasonable by any court of competent jurisdiction, then Executive agrees to submit to the reduction of said restriction and limitation to such as any such court may deem reasonable.  If any particular provision of Section 5 shall be adjudicated to be invalid or unenforceable, such provision shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, shall be effective, binding and enforceable against Executive.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
(i)Survival.  Any termination of Executive’s employment and any expiration or termination of the Employment Term under this Agreement shall not affect the continuing operation and effect of Sections 5, 6 and 8 hereof, which shall continue in full force and effect with respect to the Company and its successors and assigns and respect to Executive.
(j)Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
(k)Internal Revenue Code Section 409(A).  The intent of the parties is that payments and benefits under the Agreement comply with or be exempt from Section 409A of the Internal Revenue Code (the “Code”) and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted the Agreement shall be interpreted to be in compliance therewith or exempt therefrom.  To the extent any such cash payment or continuing benefit payable upon Executive’s termination of employment is nonqualified deferred compensation subject to Section 409A, then, only to the extent required by Section 409A, such payment or continuing benefit shall not commence until the date which is six (6) months after the date of separation from service, and any previously scheduled payments shall be made in a lump sum (without interest) on that date.  For purposes of Section 409A, the phrase “termination of employment” (or other words to that effect), as used in this Agreement, shall be interpreted to mean “separation from service” as defined under Section 409A.
(l)Golden Parachute (Sec. 280G).
1.Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement, including the Restricted Stock, or otherwise, including other equity award agreements (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 8(l) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced, including by the forfeiture of unvested equity awards to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.
2.The Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
3.Any determination required under this Section 8(l), including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. The Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 8(l). The Company’s determination shall be final and binding on the Executive.
(m)Section Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first set forth above.

BBQ HOLDINGS, INC. By: /s/ Bryan Wolff Name:Bryan Wolff Title:Chairman of the Board	EXECUTIVE: By: /s/ Jeffery Crivello Name:Jeffery Crivello Title:Chief Executive Officer

Signature Page to Crivello Employment Agreement

Exhibit A

[TREW Capital Management, Inc.]

48258918v8

Exhibit A-1